Exhibit 99.1

K12 Inc. Expands into Talent Development with Acquisition of Tech Pioneer Galvanize

Combined company poised to tackle technical skills gap in nation’s increasingly digital economy

HERNDON, Va.--(BUSINESS WIRE)--January 27, 2020--K12 Inc. (NYSE: LRN), one of the nation’s preeminent tech-enabled education companies, today announced that it has entered into a definitive agreement to acquire Galvanize Inc., a leader in developing talent and capabilities for individuals and corporations in technical fields such as software engineering and data science. The acquisition of Galvanize positions K12 as a premier provider of career readiness education services and a leader in skills training, technology staffing and developing talent and capabilities for Fortune 500 companies. The Galvanize management team, brand recognition, network of alumni, campuses, and industry-leading software engineering and data science programs will allow K12 to accelerate its entry into this important and growing market.

At Galvanize’s eight campuses across the U.S., students and entrepreneurs gain unparalleled access to technical experts and instructors, and a variety of innovative learning opportunities that advance their skills in software engineering and data science, amongst other technical skills. In addition to its in-person campuses, Galvanize offers full-time and part-time immersive online bootcamps. Both options provide aspiring and established professionals with the education and resources they need to thrive in the digital economy.

“Learning is a lifelong journey. This acquisition expands our vision for career education to go beyond high school by developing talent and capabilities for learners of all ages and backgrounds,” said Nate Davis, Chief Executive Officer and Chairman of K12’s Board of Directors. “Whether someone is discovering career options, trying to switch fields, honing their job skills, or learning new skills in pursuit of a new opportunity, we want to help ensure all learners have an equal shot at a rewarding career.”

Today’s announcement comes at a time when many employers across the country are struggling to find qualified tech workers to fill job openings. Between January 2016 and May 2019, “employers were only able to hire six for every ten open tech positions.” Other reports suggest that employers in nearly every large city in the country—particularly New York, San Francisco, and Los Angeles—simply cannot find enough skilled workers to fill open data science jobs. In recent months, more than 900,000 IT jobs were unfilled across the country.

Galvanize’s immersive product suite, including the acclaimed Hack Reactor Software Engineering Immersive and Galvanize Data Science Immersive bootcamps, delivers the latest technology training to address this gap. With a growing alumni base of more than 8,000 professionals, Galvanize graduates more mid to advanced–level software engineers and data scientists than any other bootcamp provider. Graduates across all campuses and online earn, on average, annual base salaries of $90,000 and above. Graduates in larger cities, like San Francisco and New York, make even more.

Galvanize graduates have gone on to bring their talents to more than 2,250 companies, including Amazon, Facebook, Google, and Apple. Similarly, Galvanize has partnered with Fortune 500 companies like IBM, McKesson and Cognizant to support their digital transformation by upskilling their current workforce. They are also a proud supporter of the U.S. military, helping train soldiers in software engineering and serving as a preferred provider of the U.S. Department of Veterans Affairs’ VET TEC program.

Like Galvanize, K12 has been committed to removing barriers to high-quality education since its inception 20 years ago. The company has recently taken a leadership role in career readiness education, serving more than 13,000 students nationwide through K12-powered Destinations Career Academies, which combine traditional high school academics with career technical education. With this acquisition, K12 builds on its signature portfolio of curriculum, programs, platforms and technology and extends its commitment to developing talent and capabilities for adult learners.

“I am proud to join K12 in our shared goal to bridge the gap between industry demands and education. Together, we will prepare more learners to thrive in the modern digital economy,” said Harsh Patel, Chief Executive Officer of Galvanize. “The K12 team believes in Galvanize’s mission to teach industry-relevant skills and lifelong learning techniques. I’m looking forward to continuing our work to make people’s lives better and to make education more accessible and more affordable.”

K12 expects to acquire Galvanize for approximately $165 million in an all-cash transaction. The acquisition, which was approved by the Boards of Directors of K12 and Galvanize, is expected to close later today, January 27, 2020.

K12 plans to discuss details of the Galvanize acquisition on its previously scheduled second quarter fiscal year 2020 financial results conference call. This call is scheduled for Monday, January 27, 2020 at 5:00 p.m. eastern time (ET).

A live webcast of the call will be available at http://public.viavid.com/index.php?id=136953. To participate in the live call, investors and analysts should dial (877) 407-4019 (domestic) or (201) 689-8337 (international) at 4:45 p.m. (ET). No passcode is required. Please access the web site at least 15 minutes prior to the start of the call.

About K12 Inc.

K12 Inc. (NYSE: LRN) takes a personalized approach to education by removing barriers to learning, reaching students where they are, and providing innovative, high-quality online and blended education solutions, curriculum, and programs to charter schools, public school districts, private schools, families, and in post-secondary settings. In total, this work serves more than 70 public and private schools, more than 2,000 school districts, and students in all 50 states and more than 100 countries. The company, which has delivered millions of courses over the past decade, is taking a leadership role in career readiness education through K12-powered Destinations Career Academies, programs which combine traditional high school academics with Career Technical Education, and in adult and professional development education. K12 is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology in daily life and the pace of change in education. More information can be found at K12.com, destinationsacademy.com, jobshadowweek.com, and getfueled.com.

About Galvanize

Galvanize is a learning community for technology with eight physical campuses across the U.S. where innovative startups, aspiring students, and large enterprises benefit from a dynamic, unique technology ecosystem. Galvanize is an industry leader in technology education, offering the Data Science and Hack Reactor Software Engineering immersive bootcamps, that propel careers and help individuals thrive in the digital economy. In addition to its physical campuses, Galvanize offers full-time and part-time immersive bootcamps to individuals remotely, and tailored workforce training to enterprise clients to address each of their unique needs. With 8,000+ graduates, Galvanize alumni have gone on to bring their talents to over 2,250 companies. Learn more at www.galvanize.com.

Contacts

K12 Inc.
Investor and Press Contact:
Mike Kraft, 571-353-7778
SVP Corporate Communications
mkraft@k12.com